ALLIED NEVADA

Allied Nevada Gold Corp.
9604 Prototype Court
Reno, Nevada 89521
Phone: (775) 358-4455 Facsimile (775) 358-4458

TORNADO GOLD INTERNATIONAL CORP.

8600 Technology Way, Suite 118
Reno, Nevada 89521
Tel & Fax (775) 827-2324
Cell (775) 846 8398

General Terms and Conditions: Joint Venture Agreement between Allied Nevada and Tornado, 24 September, 2007.

1. Properties, totaling 15 separate properties, covered under this agreement are: Brock, Dry Hills, Golconda, Goodwin Hill, HMD, Horseshoe Basin, Illipah, Marr, North Battle Mountain, NT Green, South Lone Mountain, Stargo, Walti, West Whistler, and Wilson Peak.

2. Tornado will pay Allied Nevada US$975,000 on or before 5 February, 2008 as per agreements of 02/05/05 and 09/01/05, which are currently in effect.

3. Tornado will make an annual property payment of US$375,000 on or before June 30 of each year during which the agreement is in effect. The first payment of US$375,000 is due on or before June 30, 2008. The annual property payments shall be reduced if Tornado returns any of the properties to Allied Nevada under the provisions of Item 9. The amount of the payment reduction shall be the sum of $375,000 multiplied by the fraction the numerator of which shall be the number of unpatented mining claims included among the properties which Tornado surrenders and the denominator of which shall be the number of claims included in all the properties as of the date of this agreement totaling 2,310 unpatented mining claims.

4. Tornado will be the operator during the earn-in period and will spend the following minimum amounts on field geologic activities. Field geologic expenditures must be completed on or before 31 December of each year this agreement is in effect or until Tornado is vested.

Annual Exploration Expenditures:

(US$)	Date
750,000	31 Dec., 2008
1,000,000	31 Dec., 2009
1,500,000	31 Dec. of each year until Tornado is vested.

5. Allied Nevada will have the right to review the technical data at any reasonable time with reasonable notice. Allied Nevada will have the right to visit the

exploration sites at any reasonable time with reasonable notice. Requests for data review or site visit will be made by Allied Nevada, through the Management Committee, via letter, email, telephone, or in person.

6. Allied Nevada and Tornado will form a Management Committee with members designated by each company. Tornado, with advice from Allied Nevada through the Management Committee, will determine what appropriate geologic field work is, and on which properties included in this agreement to conduct these activities.

7. Allied Nevada will be responsible for all BLM and county annual filing(s) and associated filing fees beginning in the 2008 assessment year. Tornado will pay the county filing fees due on or before November 1, 2007.

8. Once Tornado has expended a total of US$1,500,000.00 on any property it will be deemed to have earned a 60% interest in that property. On Tornado's expenditure of $1,500,000 it shall promptly notify Allied Nevada. The property shall be deemed to have been withdrawn from this agreement and the parties shall execute and deliver a definitive exploration and operating agreement separate and distinct from this agreement for the formation of a limited liability company ("LLC") which shall own and manage the withdrawn property. The parties shall execute and deliver such instruments as are necessary to transfer title to the unpatented mining claims which comprise the withdrawn property and all data relating to the withdrawn property. Tornado's initial contribution to the LLC shall be deemed to be $1,500,000 and, subject to the parties' elections stated below, Allied Nevada's initial contribution to the LLC shall be deemed to be $1,000,000. The definitive exploration and operating agreement for the withdrawn property shall provide for a two (2) mile area of interest and all unpatented mining claims and other property interests of the parties within the area of interest shall be transferred to the LLC. Further exploration of the withdrawn property shall be conducted by the LLC and each party shall contribute its proportionate share of the LLC's capital requirements.

   For purposes of determining Tornado's completion of its earn-in requirement for any property, Tornado shall receive credit up to a total of US$750,000 for past expenditures it has made on all of the properties, but no more than US$250,000 for any individual property, as described in the schedule of Tornado expenditures through September 30, 2007, attached to this agreement.

   The definitive exploration and operating agreement for each withdrawn property shall provide that if either party is unwilling or unable to contribute its share of the LLC's capital requirements, such party's participating interest shall be diluted according to a standard dilution formula. If a party's participating interest is diluted to 10% or less, it shall be converted to a 10% net profits interest.

   Once Tornado has earned its 60% interest in a particular property covered under this agreement, Allied Nevada shall have the right (the "back-in right") to acquire

a 60% participating interest in the LLC for that particular property. The consideration payable by Allied Nevada for the back-in right shall be the amount in US currency equal to 150% (1.50 times) the actual amount of exploration expenditures incurred by Tornado for that property. Allied Nevada shall have 90 days during which to exercise the back-in right after Tornado notifies Allied Nevada that Tornado has completed its expenditure of $1,500,000 as its 60% earn-in requirement.

If Allied Nevada exercises and closes the back-in right, Allied Nevada shall have the right to acquire an additional 15% participating interest in the LLC for the withdrawn property to increase Allied Nevada's participating interest in the LLC to 75%. The consideration for Allied Nevada's acquisition of the additional 15% participating interest shall be Allied Nevada's completion of a bankable feasibility study for the withdrawn property. Allied Nevada shall have one (1) year following Tornado's completion of its initial earn-in for the withdrawn property during which to exercise this right and Allied Nevada shall have an additional three (3) years during which to produce the bankable feasibility study following Allied Nevada's exercise of its right to acquire the additional 15% participating interest. If Allied Nevada does not complete the bankable feasibility study within three (3) years, its participating interest in the LLC shall remain 60% and the participating interest of Tornado shall remain 40%.

If Allied Nevada declines to exercise its back-in right, Tornado shall have the right to acquire an additional 15% participating interest in the LLC, at which time Tornado's participating interest would be increased to 75%. Tornado shall have 1 ~~months~~/year during which to exercise its right to increase its participating interest. The consideration for Tornado's acquisition of an additional 15% participating interest shall be Tornado's completion of a bankable feasibility study for the withdrawn property. Tornado shall have three (3) years following the exercise of its right to increase its participating interest during which to complete the bankable feasibility study. If Tornado does not complete the bankable feasibility study within three (3) years, Tornado's participating interest shall remain 60% and Allied Nevada's participating interest shall remain 40%.

9. Tornado shall have the option to surrender any of the properties to Allied Nevada before July 1 of any year. Tornado's annual payment obligation shall be reduced proportionately in accordance with Item 3. Tornado's expenditures for surrendered properties shall not be credited to any other of the properties.

10. Tornado cannot place any liens or other financial encumbrances, on any of the properties covered by this agreement without prior written approval from Allied Nevada, not to be unreasonably withheld.

11. If Tornado desires to lease, option or otherwise transfer its interest in any of the properties to a third party, the transaction must be for a single property and not as part of a "package" transaction. Tornado shall promptly notify Allied Nevada if

Tornado has received an offer for the sale, lease or the transfer of a property and shall provide copies of all agreements and instruments concerning the proposed transaction. Allied Nevada shall have sixty (60) days during which to elect to exercise its right of first refusal to acquire Tornado's interest on the same terms as offered by the third party. If Allied Nevada does not elect to exercise its right of first refusal, Tornado shall have the right to close the lease, option or other transfer of its interest in the property on the terms of the third party offer. If Tornado does not close the lease, option or transfer with the third party, Allied Nevada's right of first refusal shall continue to apply to the property. If Tornado lease, options or otherwise transfers its interest in a property in accordance with this agreement, the property subject to the third party agreement shall be deemed to have been withdrawn from this agreement. Allied Nevada, Tornado and the third party shall execute and deliver a separate and distinct definitive agreement in accordance with which the third party agrees to assume and perform all of Tornado's obligations and to honor Allied Nevada's rights in respect of the transferred property, including a proportionate share of the payments provided in Items 2 and 3 and the earn-in requirement of Item 4. Tornado's exploration expenditures for the transferred property shall be transferred to and credited to the third party's account under the separate agreement for the transferred property.

12. In the event of the sale, merger or change of control of Tornado, the property agreements will continue in full force and effect after the sale, merger, or change in control.

13. Press releases or any public communication concerning the properties covered under this agreement will be reviewed by Allied Nevada in a timely manner prior to release to the public or investment communities.

14. A draft Exploration Agreement with form of Operating Agreement attached will be provided by Tornado to Allied Nevada on or before November 30, 2007. The final agreement will be signed and executed by both parties on or before November 30, 2007.

15. Tornado will be considered in default if any of the above terms are not met. This includes but is not limited to, scheduled payments, annual work commitments, scheduled data review and or site visits. If the default is specific to a particular property and the default is not cured as provided in Item 15, this Agreement and the definitive agreement entered by the parties shall expire and terminate in respect of such property. If Tornado defaults in its obligations to make the payments under Items 2 or 3 and Tornado does not timely cure such default, this agreement and the definitive agreement shall expire and terminate in respect of all the properties, except any properties which were previously withdrawn on Tornado's completion of its earn-in requirement or Tornado's transfer of its interest in the property to third party in accordance with Item 11.

16. In the event of default, Tornado will have 30 days after notification of default by Allied Nevada to cure monetary default and up to 120 days to cure any work related default. If the default is not cured, Tornado will provide quitclaim deeds for all properties on which Tornado is in default to Allied Nevada within 10 business days. Tornado will not be held in default if it's diligent best efforts are hampered by Force Majeure which shall include, but not be limited to, the inability to obtain suitable equipment (including drill rigs) or competent personnel. In the event of a Force Majeure default, Allied Nevada and Tornado shall agree upon a reasonable time period in which Tornado shall use its diligent best efforts to cure the default.

The Parties have executed this letter of General Terms and Conditions: Joint Venture Agreement between Allied Nevada and Tornado, 24 September, 2007:

Tornado Gold International Corp.

By: [signature]

Name: Earl W. Abbott

Title: President

Allied Nevada Gold Holdings LLC

By: [signature]

Name: Rick H. Russell

Title: Vice President of Exploration